Exhibit 23.2

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

Hague Corp.

We consent to the use of our report dated July 31, 2007, in this Registration Statement on Form SB-2 of Hague Corp. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas

October 5, 2007